Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008 (November 25, 2008 as to the effects of (a) the adoption of FASB Staff Position No. 39-1 and (b) discontinued operations of SunCor) relating to the consolidated financial statements and the consolidated financial statement schedules of Pinnacle West Capital Corporation and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Pinnacle West Capital Corporation’s adoption of Statement of Financial Accounting Standards No. 158 and to the matters described in (a) and (b) above) appearing in the Current Report on Form 8-K of Pinnacle West Capital Corporation dated November 25, 2008, and our report dated June 25, 2008 appearing in the Annual Report on Form 11-K of The Pinnacle West Capital Corporation Savings Plan for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 6, 2009